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WEDNESDAY JULY 25, 5:01 AM EASTERN TIME

Press Release

INAMED ANNOUNCES SECOND-QUARTER RESULTS

Updates 2001 Outlook

SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 25, 2001--Inamed Corp. (Nasdaq:IMDC
- news) today announced earnings for the second quarter ended June 30, 2001, exceeding the range of analysts' expectations.

Sales for the second quarter were $62.6 million, down 7% from $67.6 million for the 2000 second quarter. Earnings per share (EPS) for the quarter were $0.46, compared with pro forma EPS of $0.57 in the second quarter of the prior year (pro forma EPS reflects the elimination of the effect of a $2.8 million tax refund received in the second-quarter 2000). Cash earnings per share for the 2001 quarter were $0.56, compared with $0.65 in the second quarter of 2000.

The gross margin for the second quarter of 2001 remained strong at 74%, as compared to 72% for the second quarter of 2000. The improved margins are a direct result of the company's ongoing cost-reduction programs. EBITDA for the second quarter of 2001 were $22.0 million, as compared to EBITDA of $25.8 million for the second quarter of 2000.

Commenting on the results, Richard G. Babbitt, Inamed's chairman and chief executive officer, said: "Inamed had a good quarter despite a difficult economic environment. Results were impacted by foreign currency exchange rates, a strong U.S. dollar, weakening economies in Europe and Japan, and the sluggish U.S. economy.

"We continued to see softer sales both domestically and internationally, because we believe customers are postponing the purchases of discretionary items such as breast augmentation devices and collagen facial injections. Internationally, breast implant and dermal filler sales were off 18% from the second quarter 2000. In June 2000, McGhan sent stocking shipments of shaped breast implants to our Brazilian distributor, in anticipation of the launch of these products in Q3 2000.

"Excluding this event, international breast implant sales for this quarter were down 2% and global sales of all products were down 6% from the same period last year. International dermal filler sales were down 25%, in part due to continued unfounded concerns relating to bovine spongiform encephalopathy, or BSE. Our U.S. breast implant and dermal filler sales in the quarter were down 8% from the prior year.

"On a positive note, our obesity business, primarily Lap-Band(R) Systems, continued to show exceptionally strong sales, growing by 48% in the quarter, against the prior year. Despite the top-line decline against a record prior year, profits beat analysts' expectations, as the company continued to deliver a strong gross margin and to control SG&A expenses," continued Babbitt.

"We are also looking to support top-line growth during the economic slowdown, and in the second quarter we initiated new marketing programs to address growth opportunities in our core product lines of breast implants, tissue expanders and dermal fillers. Incremental improvements
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these product lines are being enhanced with simplified, value-added marketing support to physicians both in the U.S. and internationally.

"Our customers can extend our product offerings through our assistance with local advertising, patient financing, group purchasing, patient seminars and Web locators," said Babbitt.

The company said that due to the uncertain economic environment, it is revising its guidance for fiscal 2001 and now expects sales of $232 million to $240 million, pro forma EPS in the range of $1.17 to $1.34 and cash EPS in the range of $1.57 to $1.74, excluding any non-recurring or extraordinary items.

Commenting on the company's outlook, Babbitt said: "Despite this challenging environment, this is a truly exciting time for Inamed. We have had several significant business developments in the last several weeks that further position Inamed for continued growth. These include the FDA approval and shipping of the Lap-Band(R) System -- a product with huge market potential -- the approval in Australia for silicone gel implants, where we are the only approved source for gel implants, and gaining regulatory approval to begin production at our new, more efficient Los Carneros facility."

Babbitt continued: "Most importantly, we are excited that Nick Teti will be joining us as president and CEO as of Aug. 1. Nick brings to Inamed exactly the skills we were looking for, and we believe that with his exceptional management experience, brand-building skills and superb marketing experience, he is uniquely qualified to lead Inamed. Nick will build on the company's superb platform and move the company in an aggressive manner to expand globally and increase shareholder value."

For the six-month period ended June 30, 2001, sales were $120.4 million, compared with $127.9 million for the same period last year. Pro forma earnings per share for the six months of 2001 were $0.78, compared with $0.98 in last year's first half. Cash earnings per share for the first six months of fiscal 2001 were $0.99, compared with $1.12 for the same period of the prior year.

For the six months of fiscal 2001, the gross margin was 74%, as compared to 73% for the same period in 2000. For the 2001 six-month period, EBITDA (before restructuring charges) were $39.6 million, as compared to EBITDA of $46.1 million for the same period in 2000.

Recent Developments

On July 10, Inamed announced that Nicholas Teti will join Inamed on Aug. 1, 2001, as president and chief executive officer and a board member. Teti has more than 25 years of management, operations and marketing experience in the pharmaceuticals industry. Most recently, he was president and director of Yamanouchi America Inc., a division of Yamanouchi Pharmaceuticals Co., where he was responsible for establishing its U.S. business.

Previously, he was president and chief executive officer of DuPont Pharmaceuticals Co., a company with $1.6 billion in sales in 1999, topping a 25-year career at DuPont and DuPont Merck, which included a number of senior management positions, leading global business units. Babbitt will remain chairman of the board.
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Inamed's subsidiary BioEnterics Corp. received FDA pre-market approval for the
Lap-Band(R) System Adjustable Gastric Banding System, on June 5, 2001, and began shipping the Lap-Band(R) System to United States hospitals earlier this month. BioEnterics has subsequently supplied the FDA with the final product labeling as required by the PMA letter.

Obesity is the second-leading cause of preventable death in the United States, and an estimated 11 million American adults are severely obese. The company expects the Lap-Band(R) System, which offers a minimally invasive approach to obesity surgery, to have a significant impact on 2002 earnings.

McGhan Ltd., a subsidiary of Inamed, and Device Technologies Australia, distributor of McGhan's breast implants, have received immediate Australian Therapeutic Goods Administration (TGA) registration approval of McGhan's silicone gel breast implants. The company is the only approved source in Australia for silicone breast implants. McGhan's saline breast implants have already received registration in Australia.

Inamed also recently announced that the FDA has reviewed McGhan Medical's submission for the Los Carneros plant in California and granted approval to commence production of breast implants at the new facility. The company expects production to begin during the third quarter of 2001. The new facility will allow Inamed to increase its manufacturing capacity while also increasing manufacturing efficiency.

In addition, Inamed has been working closely with another global player, Genzyme Biosurgery, to drive growth in the dermal filler market by expanding its worldwide commitment to Hylaform(R). Hylaform(R), which is a hyaluronan-based dermal filler that Inamed currently markets in Europe and other markets outside the United States, provides an alternative to collagen-based dermal fillers, and is used to treat facial lines, wrinkles and scars. The company expects to announce the full details of its agreement with Genzyme Biosurgery in the coming weeks.

Conference Call and Replay

Inamed management will host a conference call today, Wednesday, July 25, at noon Eastern time to discuss the company's second quarter. Investors can access the conference call in the United States by dialing 800/865-4460, international callers, dial 973/628-9554, then in either case, ask to be connected to the Inamed investor call.

In addition, you may listen to the conference call over the Internet through Investor Broadcast Network's Vcall Web site, www.vcall.com. To listen, go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those unable to participate, a rebroadcast will be made available through Vcall's Web site for 30 days after the call. It will be available shortly after the call.

About Inamed Corp.

Inamed is a global surgical and medical device company engaged in the development, manufacturing and marketing of products for the plastic and reconstructive surgery, aesthetic
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medicine and obesity markets. Inamed sells a variety of lifestyle products used to make people look younger and more attractive, including breast implants for cosmetic augmentation and collagen-based facial implants to correct facial wrinkles and to improve lip definition.

Inamed also sells products that address women's health issues, including breast implants for reconstructive surgery following a mastectomy, and devices that treat severe obesity and urinary incontinence.

Forward-Looking Statements

This release contains, in addition to historical information, forward-looking statements. Such statements are based on management's current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ or differ materially from those described in the forward-looking statements. For a full discussion of the risks and uncertainties, refer to recent Securities and Exchange Commission filings made by the company including, without limitation, the company's annual report on SEC Form 10-K for fiscal 2000.

                                  Inamed Corp.
                                 Earnings Recap
                      (in millions, except per share data)
                                    UNAUDITED

                                                      For the second quarter ended
                                                                 June 30,
                                                           2001           2000
                                                          ------         ------
Net Sales                                                 $ 62.6         $ 67.6
Cost of sales                                               16.5           19.1
Gross Margin                                                46.1           48.5
Gross Margin %                                              73.6%          71.7%

Selling, general and administrative                         24.8           23.4
Research and development                                     2.9            2.1
Other Income (Expense)                                       2.3            1.8
Amortization and other non-cash charges                      2.6            2.5
Restructuring charge                                          --             --

INCOME BEFORE INTEREST AND TAXES                            18.1           22.3

Net interest                                                 2.8            1.6

INCOME BEFORE TAXES                                         15.3           20.7

Taxes                                                        5.4            4.5

NET INCOME                                                $  9.9         $ 16.2

Basic EPS                                                 $ 0.49         $ 0.79
Diluted EPS                                               $ 0.46         $ 0.69
Pro forma EPS                                             $ 0.46         $ 0.57
Cash EPS                                                  $ 0.56         $ 0.65

Basic Shares                                                20.2           20.5
Diluted Shares                                              21.7           23.3

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
Depreciation                                                 1.3            1.4
Amortization and other non-cash charges                      2.6            2.1

EBITDA                                                      22.0           25.8

                                                       For the six months ended
                                                               June 30,
                                                         2001             2000
                                                        -------         -------
Net Sales                                               $ 120.4         $ 127.9
Cost of sales                                              31.7            34.8
Gross Margin                                               88.7            93.1
Gross Margin %                                             73.7%           72.8%

Selling, general and administrative                        48.8            48.5
Research and development                                    5.8             4.3
Other Income (Expense)                                      3.1             3.9
Amortization and other non-cash charges                     5.2             4.8
Restructuring charge                                        8.4              --

INCOME BEFORE INTEREST AND TAXES                           23.6            39.4

Net interest                                                5.5             6.1

INCOME BEFORE TAXES                                        18.1            33.3

Taxes                                                       6.8             9.1

NET INCOME                                              $  11.3         $  24.2

Basic EPS                                               $  0.56         $  1.19
Diluted EPS                                             $  0.52         $  1.04
Pro forma EPS                                           $  0.78         $  0.98
Cash EPS                                                $  0.99         $  1.12

Basic Shares                                               20.3            20.4
Diluted Shares                                             21.8            23.3

Depreciation                                                2.4             2.8
Amortization and other non-cash charges                     5.2             3.9

EBITDA                                                     39.6            46.1

                                  Inamed Corp.
                         Earnings per share calculations
                                    UNAUDITED

                                                       For the second quarter ended
                                                                 June 30,
                                                            2001          2000
                                                            -----         -----
Diluted EPS                                                 $0.46         $0.69
Impact of $2.8 million tax refund                           $0.00         ($0.12)
Pro forma EPS                                               $0.46         $0.57
Goodwill amortization                                       $0.06         $0.06
Amortization of other intangibles                           $0.04         $0.02
Cash EPS                                                    $0.56         $0.65

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
                                                          For the six months ended
                                                                  June 30,
                                                            2001           2000
                                                            -----          -----
Diluted EPS                                                 $0.52          $1.04
Restructure charge                                          $0.26
Impact of bridge loan fees                                                 $0.06
Impact of $2.8 million tax refund                                         ($0.12)
Pro forma EPS                                               $0.78          $0.98
Goodwill amortization                                       $0.12          $0.11
Amortization of other intangibles                           $0.09          $0.04
Cash EPS                                                    $0.99          $1.12

------------------
Contact:

     Inamed Corp., New York
     Michael Doty, SVP & CFO, 212/273-3430 (investors)
        or
     Citigate Sard Verbinnen, New York
     Denise DesChenes/Anna Cordasco, 212/687-8080